Exhibit 10.1

AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     This Amendment (the “Amendment”) entered into as of February 14, 2006 amends the AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between Morgan Stanley (the “Company”), and John J. Mack (the “Executive”) dated as of September 20, 2005 as further amended on December 13, 2005 (the “Agreement”).

     WHEREAS, the Compensation, Management Development and Succession Committee of the Board of Directors of the Company (the “Committee”) and the Executive have determined that it is in the best interests of the Company and its shareholders to amend the Agreement to eliminate the Executive’s right to receive cash severance in the event his employment is terminated other than by reason of Cause, death or Disability or in the event the Executive terminates his employment for Good Reason (as such terms are defined in the Agreement);

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

     1. Subsection (i) of Section 5(a) of the Agreement is hereby deleted and replaced with the following: “(i) the Company shall pay to the Executive in a lump-sum cash payment as soon as practicable after the Date of Termination the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid.”;

     2. The references to “Section 5(a)(i)(A)” in Section 5(a)(iv) and Section 5(b) of the Agreement are hereby deleted and replaced with “Section 5(a)(i)”; and

     3. Section 5(c) is amended so that:

a)	The words “the Accrued Obligations, and” are deleted.

b)	The following is added at the end of Section 5(c) prior to the period: “, and (i) the amount specified in Section 5(a)(i) plus (ii) the excess of (1) the product of (x) the Executive’s annualized Total Compensation for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, over (2) the

Annual Base Salary to the extent paid for the year that includes the Date of Termination (the amounts in Sections 5(c)(i) and (ii), the “Accrued Obligations”)”.

c)	The following is added as the second paragraph of Section 5(c): “For purposes of determining the Executive's annualized Total Compensation in respect of any fiscal year for which Long-Term Incentive Compensation was awarded in a form other than restricted stock units, restricted stock or cash, the value of such award shall be determined by the Committee in its good faith discretion.”

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Committee, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ John J. Mack

John J. Mack

MORGAN STANLEY

By:	/s/ Karen C. Jamesley

Name: Karen C. Jamesley Title: H.R. Director